UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 31, 2010

CompuCredit Holdings Corporation

(Exact name of registrant as specified in its charter)

Georgia	000-53717	58-2336689
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Five Concourse Parkway, Suite 400, Atlanta, Georgia 30328
(Address of principal executive offices)

Registrant’s telephone number, including area code:770-828-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

    On December 31, 2010, CompuCredit Holdings Corporation (NASDAQ: CCRT) (“CompuCredit”) entered into an agreement to sell its subsidiary with a controlling interest in Month End Money (“MEM”), a leading provider in the U.K. of Internet-based short-term micro-loans, to Dollar Financial Corp (NASDAQ: DLLR) for $195.0 million. Net pre-tax proceeds to CompuCredit are estimated to be approximately $160.0 million after the purchase of minority shares and other transaction related expenditures.  The transaction is subject to U.K. regulatory approval and a financing condition and is expected to close in approximately 90 days.  UBS Investment Bank acted as sole financial adviser to CompuCredit.

Forward-Looking Statements

    Certain statements in this filing, including statements regarding, without limitation, the expected timeframe for closing and the net proceeds from the transaction, are "forward-looking statements". Such forward-looking statements involve known and unknown risks and uncertainties, including, but not limited to, our ability to obtain regulatory approval in the U.K., that may cause actual results to be materially different from those described in or suggested by such forward-looking statements. These forward-looking statements are based on CompuCredit's current expectations and beliefs concerning future developments and their potential effects on CompuCredit. There can be no assurance that future developments affecting CompuCredit will be those anticipated by CompuCredit. CompuCredit undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUCREDIT HOLDINGS CORPORATION

Dated: December 31, 2010	By:	/s/ J.Paul Whitehead, III
	Name:	J.Paul Whitehead, III
	Title:	Chief Financial Officer